                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                    WESTCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------

      (5) Total fee paid:
          ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:
          ----------------------------------------------------------------------

      (2) Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------------

      (3) Filing Party:
          ----------------------------------------------------------------------

      (4) Date Filed:
          ----------------------------------------------------------------------

                                 [WESTCORP LOGO]

                                   23 PASTEUR
                            IRVINE, CALIFORNIA 92618


                                                                  March 30, 2001



Dear Shareholder:

    Your are encouraged to join us for Westcorp's Annual Meeting of Shareholders to be held at 10:00 a.m. on Thursday, May 3, 2001, at our Corporate Headquarters here in Irvine, California. The Board of Directors and management will be reviewing a very successful 2000 and presenting strategies for Westcorp's continued success. You will have the opportunity to express your views and ask questions.

    The business items to be acted on during the meeting are listed in the Notice of Annual Meeting and are described more fully in the Proxy Statement. The Board of Directors has considered the proposals and recommends that you vote FOR them.

    Whether or not you plan to attend, we ask that you read the enclosed materials and complete, sign, date and return the proxy card in the enclosed envelope as soon as possible. Your vote, regardless of the number of shares you own, is important. If you attend the Annual Meeting, you may vote in person if you desire, even if you have previously mailed your proxy card.

    We look forward to seeing you at the meeting. On behalf of the Board of Directors of Westcorp, I want to thank you for your continued support and confidence.


                                       Sincerely,



                                       Ernest S. Rady
                                       Chairman of the Board and
                                       Chief Executive Officer

                                 [WESTCORP LOGO]

                                   23 PASTEUR
                            IRVINE, CALIFORNIA 92618

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 3, 2001

To the Shareholders of Westcorp:

    The Annual Meeting of Shareholders of Westcorp, a California corporation, will be held at our Corporate Headquarters, 23 Pasteur, Irvine, California, on Thursday, May 3, 2001, at 10:00 a.m., for the following purposes:

    1.   To elect three Directors for terms expiring in 2003.

    2. To ratify the appointment of Ernst & Young LLP as the independent public accountants for fiscal year 2001.

    3.   To approve the adoption of the 2001 Stock Option Plan.

    4. To amend the Articles of Incorporation to increase the quantity of authorized Common Stock from 45,000,000 shares to 65,000,000 shares.

    5. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has selected March 6, 2001, as the Record Date (the "Record Date") for the Annual Meeting. Those holders of record of our Common Stock at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    All shareholders are requested to complete, date and sign the enclosed proxy card promptly and return it in the accompanying postage prepaid self-addressed envelope, whether or not they expect to attend the Annual Meeting, in order to assure that their shares will be represented.

    Since mail delays occur, it is important that the proxy card be mailed well in advance of the Annual Meeting. Any shareholder given a proxy has the right to revoke it at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be signed and returned to ensure that all your shares will be properly voted.

                                         By Order of the Board of Directors


                                         Guy Du Bose
                                         Secretary

--------------------------------------------------------------------------------
                                    IMPORTANT
    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

    FOR BANKS, BROKERAGE HOUSES AND NOMINEE HOLDERS, REQUESTS FOR ADDITIONAL COPIES OF OUR PROXY MATERIALS SHOULD BE ADDRESSED TO GUY DU BOSE, ESQ., WESTCORP, 23 PASTEUR, IRVINE, CALIFORNIA 92618.
--------------------------------------------------------------------------------

                                 [WESTCORP LOGO]

                                   23 PASTEUR
                            IRVINE, CALIFORNIA 92618

                                ----------------

                                 PROXY STATEMENT

           APPROXIMATE DATE PROXY MATERIAL FIRST SENT TO SHAREHOLDERS:
                                  APRIL 4, 2001

    This Proxy Statement constitutes the Proxy Statement of Westcorp, a California corporation, in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Shareholders, otherwise known as the Meeting, to be held on May 3, 2001.

MEETING DATE AND LOCATION

    The Meeting to consider the business described below will be held on May 3, 2001, at 10:00 a.m., at the Corporate Headquarters, 23 Pasteur, Irvine, California 92618.

PURPOSES

    At the Meeting, the shareholders will consider and vote on proposals to (i) elect Class I Directors of Westcorp to serve until 2003, (ii) ratify the appointment of Ernst & Young LLP as our independent public accountants for fiscal year 2001, (iii) approve the adoption of the 2001 Stock Option Plan and
(iv) amend the Articles of Incorporation to increase the quantity of authorized Common Stock from 45,000,000 shares to 65,000,000 shares.


RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE

    The close of business on March 6, 2001, is the Record Date for determination of our shareholders entitled to notice of and to vote at the Meeting. As of the Record Date there were 31,961,379 shares of our Common Stock outstanding, $1.00 par value. No shares of any other class of stock are outstanding.

VOTE REQUIRED

    Each share of the Common Stock outstanding on the Record Date will be entitled to one vote with respect to approval of the various proposals submitted to the shareholders. Ratification of the appointment of Ernst & Young LLP as our independent public accountants is not required to be submitted for shareholder approval and although shareholder approval is not binding, the Board of Directors has elected to seek ratification by the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

MARKET VALUE OF STOCK

    As of March____, 2001, our Common Stock had a market price of $________ per share. Our Common Stock is traded on the New York Stock Exchange.

                     SOLICITATION AND REVOCATION OF PROXIES

    A form of proxy is being furnished by us to each shareholder, and, in each case, is solicited on behalf of the Board of Directors for use at the Meeting for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement. The entire cost of soliciting these proxies will be borne by us.

    Proxies duly executed and returned by shareholders and received by us before the Meeting will be voted FOR the election of Class I Directors specified in this proxy, FOR the ratification of the appointment of Ernst & Young LLP as our independent public accountants for fiscal 2001, FOR the adoption of the 2001 Stock Option Plan, and FOR amendment of the Articles of Incorporation to increase the quantity of authorized Common Stock from 45,000,000 shares to 65,000,000 shares, unless a contrary choice is specified in the proxy. Where a specification is indicated as provided on the proxy card, the shares represented by the proxy will be voted and cast in accordance with the specification made. As to other matters, if any, to be voted upon, the person designated as proxy will take such actions as he or she, in his or her discretion, may deem advisable. The persons named as proxy and alternate were selected by our Board of Directors. Mr. Rady is an Officer and Director of Westcorp and Ms. Schaefer is an Officer.

    Your execution of the enclosed proxy will not affect your right as a shareholder to attend the Meeting and to vote in person. Any shareholder given a proxy has a right to revoke it at any time by either (a) a later dated proxy,
(b) a written revocation sent to and received by our Secretary prior to the Meeting, or (c) attendance at the Meeting and voting in person.


                                VOTING SECURITIES

    As of the Record Date there were 31,961,379 shares of our Common Stock outstanding. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of the Common Stock is entitled to one vote.


                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

    At the Annual Meeting, three nominees, Robert T. Barnum, Howard C. Reese and Charles E. Scribner are nominated for election as Class I Directors, each Director to serve until 2003 and until their successor is elected and qualified. Mr. Barnum has been a Director since 1998, Mr. Reese since 1996, and Mr. Scribner since 1998. The person named as proxy and their alternate in the accompanying proxy have advised us of their intention to vote shares covered by proxies received in favor of the election of the nominees named above, each of whom have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, the proxy or their alternate in their discretion will vote for substitute nominees of the Board, unless otherwise instructed.

           THE BOARD OF DIRECTORS RECOMMENDS A FOR VOTE ON PROPOSAL 1.

    The following information is submitted concerning the Directors of Westcorp, including nominees for election, Robert T. Barnum, Howard C. Reese and Charles E. Scribner.

-----------------------------------------------------------------------------------------------------------------------
                                                                 DIRECTOR
NAME OF DIRECTOR                                          AGE      SINCE                     WESTCORP
-----------------------------------------------------------------------------------------------------
Judith M. Bardwick**..........................  68       1994     Director
Robert T. Barnum*.............................  55       1998     Director
Stanley E. Foster**...........................  73       1992     Director
Ernest S. Rady**..............................  63       1982     Chairman of the Board of Directors
Howard C. Reese*..............................  69       1996     Director
Charles E. Scribner*..........................  63       1998     Director
-----------------------------------------------------------------------------------------------------

 * Class I Director, to serve until 2003.
** Class II Director, to serve until 2002.

    The following information is submitted concerning each of the Directors:

    JUDITH M. BARDWICK, PH.D., is President and founder of Bardwick and Associates, a management consulting firm. In addition to her many academic achievements, Dr. Bardwick has been an active business consultant for more than two decades. Dr. Bardwick earned a B.S. degree from Purdue University and an M.S. from Cornell. She received her Ph.D. from the University of Michigan and subsequently became a Full Professor and Associate Dean of the College of Literature, Science and the Arts at that university. Dr. Bardwick has devoted herself to consulting and business-related research and writing, concentrating on issues relating to improving organizational efficiency and management skills. She has been a clinical Professor of Psychiatry at the University of California at San Diego since 1984 and has worked as a psychological therapist. Her most recent business book, In Praise of Good Business, was published in 1998. She is the author of three other books; in addition, she has published more than 70 articles on a wide range of topics during her distinguished career. Dr. Bardwick has been a director of Westcorp since 1994.

    ROBERT T. BARNUM has been a private investor and advisor to several private equity funds for the past three years. From 1989 until the company's sale in 1997, Mr. Barnum was the CFO, then the COO of American Savings. American Savings was a $20 billion California thrift that was owned by the Robert M. Bass group. Mr. Barnum was a director of National Re until its sale to General Re in 1996 and of Harborside Healthcare until its recapitalization in 1997. He is currently a director of Center Trust Retail Properties (a publicly held REIT); Berkshire Mortgage Finance, a privately held commercial mortgage bank; and Mr. Barnum is also a director and Chairman of the Board of Korea First Bank.
Mr. Barnum has been a director of Westcorp since 1998.

    STANLEY E. FOSTER has been President and Chief Executive Officer of Foster Investment Corporation and its predecessor, Ratner Corporation, a real estate and venture capital investment company headquartered in San Diego, California, since 1954. Mr. Foster also serves as a director Postal Annex Plus, Inc.; Accucom, Inc.; Cartronics, Inc.; and Arborvita LLC. Mr. Foster has been a director of Westcorp since 1992.

    ERNEST S. RADY has served as Chairman of the Board and Chief Executive Officer of Westcorp since 1982. He also served as President from 1982 to March 23, 2000. He has been Chairman of the Board, since 1992, a director since 1982, and Chief Executive Officer from 1994 to early 1996 and again, from 1998 to present, of Western Financial Bank, otherwise known as the Bank, a subsidiary of Westcorp. He also serves as Chairman of the Board of WFS Financial Inc, otherwise known as WFS, a second tier subsidiary of Westcorp. Mr. Rady is a principal shareholder, manager and consultant to a group of companies engaged in real estate management and development; property and casualty insurance; oil and gas exploration and development; and beverage distribution.

    HOWARD C. REESE joined Westcorp in 1987 as President and Chief Executive Officer of its subsidiary Westcorp Financial Services, Inc. (now WFS). He retired as President and CEO in 1996, and now serves as a director. He began his career in consumer finance with Household Finance Corporation in 1953 where he managed several branch offices in southern California. In 1963, he joined Fireside Thrift Company as a manager. He progressed through the ranks as Supervisor, Assistant Vice President and Regional Director, and ultimately to Operations Vice President in charge of 73 branch offices within the state of California.

    CHARLES E. SCRIBNER was with Bank of America 34 years, retiring in May, 1994. From 1979 to 1983 he was Regional Senior Vice President in charge of the Orange County/Los Angeles coastal region, responsible for loan deposits and general operations of 150 branches in the region. From 1984 to 1986 he was Senior Vice President and General Manager of the northern Asian operation for Bank of America headquartered in Tokyo, and later became Area Manager of southern Asia for Bank of America from 1986 through 1989. He was in charge of all banking activities in eight countries and was headquartered in Singapore. From 1990 to 1994 he served as Bank of America's Executive Vice President and General Manager of the southern California Commercial Banking wholesale activities. Mr. Scribner presently serves on the board of Western Insurance Holdings and is an advisor of Sutten Capital Management. Except for the noted directorships, Mr. Scribner has been retired since May, 1994. Mr. Scribner joined Westcorp's board of directors in January, 1998.

COMMITTEES OF THE BOARD

    We have a standing Audit Committee composed of independent directors Stanley
E. Foster (Chairman), Robert T. Barnum and Charles E. Scribner. Information regarding the functions performed by the Audit Committee, its membership, and the number of meetings held during the fiscal year, is set forth in the Report of the Audit Committee, and the Audit Committee Charter included in this annual proxy statement.

    We have a standing Compensation Committee whose current members are Judith
M. Bardwick, Robert T. Barnum and Charles E. Scribner (Chairman). The Compensation Committee reviews and approves recommendations for annual salaries of employees, otherwise known as associates, paid by us and reviews and sets the levels of compensation of senior management, as well as establishing policies applicable to, performance related to, and basis for compensation. The Compensation Committee held two meetings during 2000.

    The Executive Committee has the powers of the Board of Directors except as precluded by law and by our bylaws. The Executive Committee was comprised of Messrs. Barnum, Rady and Scribner during 2000. While the Executive Committee did not meet formally during 2000, they discussed business matters on an as needed basis by telephone throughout the year.

MEETINGS OF THE BOARD

    The Board of Directors of Westcorp held a total of six meetings during 2000. All directors have attended at least 75% of the meetings of the Board of Directors, except Mr. Barnum who attended 67% of the meetings.

COMPENSATION OF DIRECTORS

    Each director who is not also an officer of Westcorp or any of its subsidiaries received $4,500 per quarterly Board meeting and $2,250 for non-quarterly Board meetings attended, and $1,000 for each committee meeting which is not held in conjunction with a Board meeting. Directors who are also officers of Westcorp or any of its subsidiaries are not compensated for their services as directors, and directors who attend a Westcorp or WFS board meeting on the same day are compensated for only one of the two meetings.


                                   PROPOSAL 2

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon recommendation of the Audit Committee, the international accounting firm of Ernst & Young LLP, certified public accountants, serves us as our auditors at the direction of our Board of Directors. This matter is not required to be submitted for shareholder approval, and although shareholder approval is not binding, the Board of Directors has elected to seek ratification of the appointment of Ernst & Young LLP by the affirmative vote of a majority of the shares represented and voted at the Meeting. Independent auditor fees for the last fiscal year were: annual audit $220,000; audit related services $649,000; all other nonaudit services $215,000; and financial information systems design and implementation fees: none.

    One or more representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A FOR VOTE ON PROPOSAL 2.



                                 PROPOSAL NO. 3

                   APPROVAL OF WESTCORP 2001 STOCK OPTION PLAN

    At the annual meeting, you will be asked to vote to approve the Westcorp 2001 Stock Option Plan. The Board of Directors believes that it is important to have stock options available to attract and retain qualified associates and directors. We recommend that you vote for the plan.

    Vote Required. If a majority of the shares of common stock entitled to vote at the meeting are voted for the Westcorp 2001 Stock Option Plan, the Plan will be approved.

    Summary of the Plan. Here is a summary of the significant terms of the Plan approved by the Board of Directors on February 13, 2001. The term "Company" includes subsidiary and affiliated companies.

Total Number of Shares Covered          3,000,000 (subject to adjustment in the
                                        event of certain changes in the
                                        Company's capital structure). Shares
                                        with respect to which options are issued but expire or terminate unexercised will again be available for grant under the Plan.

Administration                          The Board of Directors or the
                                        Compensation Committee of the Board (the
                                        "Committee").

Eligible Persons                        Our directors, officers and other key
                                        associates, and those of our affiliates
                                        and subsidiaries.

Exercise Price                          Generally the closing price of our
                                        common stock on the date we grant the
                                        option, but it could be lower.

Exercise Price Adjustment               The Plan will automatically adjust
                                        unexercised option rights to the extent
                                        they are effected by a change in
                                        capitalization (other than a rights
                                        offering).

Permitted Grants                        Incentive Stock Options ("ISOs") under
                                        Internal Revenue Code Section 422 or
                                        Non-Qualified Stock Options ("NSOs").

Term of Options                         Generally 7 years, but it could be
                                        shorter.

Vesting of Options                      Options will generally vest over a
                                        four-year period, with 25% of the
                                        options becoming exercisable on each
                                        anniversary of the date the option was
                                        granted, however the Committee can alter this vesting schedule. Upon certain changes of control, including our sale or merger, vesting of options may be accelerated.

Exercise of Options                     The holder of an option can choose to
                                        pay the exercise price of the option in
                                        cash, with our previously owned common
                                        stock (valued at the closing price of
                                        the common stock on the exercise date)
                                        or, under the Committee's rules, by a
                                        cashless exercise. In a cashless
                                        exercise, the option-holder irrevocably
                                        instructs his or her stockbroker to sell the shares to be acquired upon exercise of the option and pay the exercise price to us.

Termination of Options                  Options generally terminate 3 months
                                        after termination of employment. This
                                        period is shortened in the case of "for
                                        cause" termination and lengthened in the case of death or disability.

Transferability                         Options are not transferable except by
                                        will or by intestate succession or, in
                                        the case of NSOs only, to certain estate planning trusts or to immediate family members or pursuant to a qualified domestic relations order.

Term of Plan                            The Plan will expire on February 13,
                                        2011, unless we terminate it earlier.


Amendments to Plan                      The Board of Directors may amend the
                                        Plan, provided that no amendment will
                                        change the rights or obligations with
                                        respect to outstanding stock options
                                        without the consent of the optionee.
                                        Unless required by applicable laws,
                                        regulations or rules, shareholder
                                        approval will not be required to amend
                                        the Plan.

    Federal Income Tax Consequences to Option-Holders. The Plan is not qualified under Internal Revenue Code Section 401(a) nor is it subject to the Employee Retirement Income Security Act of 1974. All options granted to non-employee directors will be NSOs. All others will generally be ISOs, provided that they meet the requirements of the Internal Revenue Code. ISOs could subsequently become NSOs.

Non-Statutory Options

    An option-holder will generally not recognize any taxable income when the option is granted. But when the option is exercised, the option-holder will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income recognized by an option-holder who is also our associate may be subject to tax withholding by us by payment of cash or out of the current earnings paid to the option-holder, or, at the discretion of the Committee, by the delivery of our previously-owned shares by the withholding of sufficient shares from those delivered upon exercise. When shares are resold by the option-holder, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. We will be entitled to a deduction in the same amount as the ordinary income recognized by the option-holder.

Incentive Stock Options

    An optionee recognizes no taxable income upon the grant of an ISO. If the option-holder holds the shares purchased upon exercise of an ISO for at least two years from the date the ISO is granted, and for at least one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of the ISO is taxed as long-term capital gain. However, the difference between the fair market value of the common stock on the date of exercise and the exercise price of the ISO will be treated by the option-holder as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If an option-holder disposes of the shares before the expiration of either of the two special holding periods noted above, the disposition is a "disqualifying disposition." In this event, the option-holder will be required, at the time of the disposition of the common stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the common stock at the date of exercise as ordinary income and the excess, if any, as capital gain.

    We will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the option-holder for alternative minimum tax. However, if an optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, we will be entitled to deduct an equivalent amount.

    This is only a summary of the federal income tax consequences of the grant and exercise of options under the Plan. It is not a complete statement of all tax consequences. In particular, we have not discussed the income tax laws of any municipality, state, or foreign country where an optionee resides.


                                   PROPOSAL 4

 AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF
              WESTCORP FROM 45,000,000 SHARES TO 65,000,000 SHARES

    We are seeking shareholder approval to an amendment of our Articles of Incorporation to increase the number of authorized shares by 20,000,000 shares. Our Articles of Incorporation currently authorize us to issue 45,000,000 shares of Common Stock. As of the Record Date, 31,961,379 shares have been issued to our shareholders and approximately 969,000 shares have been reserved for issuance to our associates and directors upon the grant and exercise of options. An additional 3,000,000 shares will be reserved for issuance upon the approval by the shareholders of our 2001 Stock Option Plan. In addition, we have filed a registration statement to offer up to 3,991,633 shares of our Common Stock to our shareholders in a rights offering. As a result, the number of authorized shares that are neither issued nor reserved for issuance is approximately 5, 077,988 shares.

    We believe that it is beneficial to have a substantial number of our shares authorized which are not reserved for specific purposes in order to provide us with the maximum degree of flexibility in our future activities. These activities could include further sales of Common Stock in registered offerings, using stock in connection with executive or associate incentive plans or in connection with the acquisition of other businesses. If the our Articles of Incorporation do not provide sufficient authorized stock, we may not be able to act as quickly as necessary to complete the activity for which the issuance of stock might be necessary. It is for this reason that it is quite common for companies to have authorized share amounts substantially in excess of the number of shares currently outstanding or reserved for specific purposes. Accordingly, in order to permit us to have the maximum flexibility possible, we are seeking to amend our Articles of Incorporation to increase the number of authorized shares by 20,000,000 shares.

           THE BOARD OF DIRECTORS RECOMMENDS A FOR VOTE ON PROPOSAL 4.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    The following information is provided with respect to executive officers who are not directors. Some officers providing services to us are employed by related companies, and provide those services at fair market value to us, while also serving as officers of Westcorp.


------------------------------------------------------------------------------------------------------
                                                                                              OFFICER
NAME                               POSITION                                             AGE    SINCE *
------------------------------------------------------------------------------------------------------
Richard G. Banes............Vice.President, Director of Audit Services                   43    1999
Guy Du Bose.................Vice.President, General Counsel and Secretary                46    1992
Nicholas Geber..............Vice.President, Director of New Media of Westcorp            36    2000
Donna J. Lesch..............Senior Vice President, Director of Human Performance         41    1998
Dawn M. Martin..............Senior Vice President, Chief Information Officer             41    1997
Cathy Mungon................Senior Vice President, Director of Operations of WFS         50    1985
Mark Olson..................Vice.President, Controller                                   37    1994
J. Keith Palmer.............Vice.President, Treasurer                                    40    1993
Joy Schaefer................President, Chief Operating Officer of Westcorp; Chief        41    1990
                            Executive Officer, Vice Chairman of WFS
James E. Tecca..............President of the Bank                                        57    1996
Ron Terry...................Senior Vice President, Chief Credit Officer of WFS           34    2000
Lee A. Whatcott.............Executive Vice President, Chief Financial Officer            41    1988
Thomas Wolfe................Senior Vice President of Westcorp; President, Chief          41    1998
                            Operating Officer of WFS
------------------------------------------------------------------------------------------------------

    * Officer of Westcorp, WFS or the Bank.

    The following is a brief account of the business experience of each executive officer who is not a director.

    RICHARD G. BANES joined us in May 1999 and serves as Vice President, Director of Audit Services, of Westcorp; Senior Vice President, Director of Audit Services, of the Bank and WFS. Mr. Banes received his B.S. degree in Accounting from Arizona State University. He is a licensed Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants and the Institute of Internal Auditors. Prior to joining Westcorp, Mr. Banes was the Director of Management Audit from 1996 to 1999 for Avco Financial Services, a worldwide sub-prime consumer finance and auto lending company. From 1993 to 1996 he was Audit Director for First Interstate Bank, a major U.S. bank that was acquired in 1996 by Wells Fargo Bank. Prior to First Interstate, Mr. Banes was a financial services audit professional at Ernst & Young LLP.

    GUY DU BOSE has served as General Counsel and Secretary for us since 1999 and as Vice President since 1996. He started as Vice President and Legal Counsel of the Bank in November, 1992. He became Senior Vice President of the Bank in 1997 and General Counsel and Secretary of the Bank in 1999. Prior to his association with Westcorp, Mr. Du Bose was Chief Operating Officer and General Counsel of Guardian Federal Savings, Senior Vice President and General Counsel of Mercury Federal Savings and Loan Association, and Corporate Counsel of Southern California Savings. Mr. Du Bose is an active member of the California State Bar Association and a member of various professional associations.

    NICHOLAS GEBER is Vice President and Director of New Media for Westcorp and Senior Vice President and Director of New Media for WFS since 2000. Prior to joining Westcorp, Mr. Geber was Director of E-Commerce for First Alliance Corporation, a sub-prime mortgage lender, from 1998 to 2000. He also served as Director of Client Services for Quicknet ICG., Inc., a company involved in the development of websites, from 1997 to 1998. From 1995 to 1997 Mr. Geber was an E-Business consultant. Mr. Geber received his B.A. from the University of California, Los Angeles.

    DONNA J. LESCH serves as Senior Vice President, Director of Human Performance. The Human Performance team is responsible for payroll, compensation and benefit programs, associate relations, career development programs, the development and delivery of training, documentation/forms, corporate communications and supports associates in project management. Ms. Lesch has over 20 years experience in the training, management and organizational development arena. In 1995 she joined WFS. Previous to joining WFS, from 1990 to 1995, she managed training functions at American Savings Bank and before that, at Executrain. She graduated from the University of Washington with a B.A. in Psychology/Education.

    DAWN M. MARTIN has been Senior Vice President and Chief Information Officer of Westcorp since 1999. Ms. Martin joined the Bank's subsidiary, WFS, in April, 1997 as Senior Vice President, Manager of Network Computing. Prior to joining the Company, Ms. Martin was Senior Vice President and System Integration Officer at American Savings Bank where she was employed from 1984 to 1997. Ms. Martin has more than 20 years of experience in Information Technology within the financial services industry.

    CATHY MUNGON has been Senior Vice President and Director of Operations for Westcorp's subsidiary, WFS, since 1999. Ms. Mungon's career with the Bank began in 1981 when she became a member of the Systems/Training Department. She was promoted to Assistant Vice President of the Bank in 1985. In 1992 she was promoted to Vice President of Systems/Training and Operations. In 1995 she transferred to WFS as Vice President of Business Systems Support and Operations. Prior to joining the Company, Ms. Mungon was a training manager for Morris Plan and, previous to Morris Plan, Nationwide Finance. Ms. Mungon has 28 years of consumer finance experience.

    MARK OLSON has served as Westcorp's Controller since 1995 and as Vice President since 1997. He also serves as Senior Vice President and Controller of the Bank and WFS. He joined the Bank in 1991 as Accounting Systems Director. Prior to joining the Bank, Mr. Olson was employed by what is now known as Ernst & Young LLP. Mr. Olson is a licensed Certified Public Accountant in California and is a member of the American Institute of Certified Public Accountants.

    J. KEITH PALMER is Vice President and Treasurer of Westcorp and Senior Vice President and Treasurer of the Bank. He has also served as Senior Vice President and Treasurer of WFS since 1995. Prior to joining the Bank in 1993, Mr. Palmer served as a Capital Markets Examiner with the Office of Thrift Supervision from 1991 to 1993. From 1986 to 1991, Mr. Palmer served in various capacities with the Office of Thrift Supervision. Mr. Palmer has worked in the banking industry for 15 years.

    JOY SCHAEFER is President and Chief Operating Officer of Westcorp, and is Chief Executive Officer and Vice Chairman of the Board of Directors of WFS. She served first as Senior Vice President, Chief Financial Officer and Treasurer of the Bank since March, 1992, and was elected Executive Vice President in January, 1994 and Chief Operating Officer and Senior Executive Vice President in December, 1994. Ms. Schaefer joined the Bank on January 1, 1990, as Assistant Vice President and Assistant Treasurer. Prior to her association with the Bank, she was a Manager in the financial institutions group of the company now known as Ernst & Young LLP, in the Long Beach, California and Springfield, Illinois offices, and with Illinois National Bank in Springfield, Illinois. Ms. Schaefer also held various positions with Liberty National Bank in Oklahoma City, Oklahoma, from 1985 to 1988.

    JAMES E. TECCA is President of the Bank, serving since March, 1999, after serving as Executive Vice President since April, 1996 in charge of the Commercial Banking Group. Mr. Tecca has over 30 years of banking experience in California, specializing in corporate and retail banking. Prior to joining the Bank, he was Senior Vice President with Bank of America for 20 years. In addition, Mr. Tecca was Chief Operating Officer with Bay View Federal Bank in San Francisco and President and Chief Executive Officer of Girard Savings Bank in San Diego.

     RON TERRY is Senior Vice President and Chief Credit Officer of Westcorp's subsidiary, WFS. He joined WFS in November, 2000 with over 10 years of experience in financial services consulting, scorecard development and automotive risk management. Prior to WFS, Mr. Terry worked for Equifax, from 1999 to 2000, as an Automotive Finance Consultant developing marketing and risk management strategies. Mr. Terry was Credit Risk Manager at Mitsubishi Motors Credit of

America from 1997 to 1999 and, previous to Mitsubishi, Mr. Terry was with Experian for six years managing the development of generic and custom scorecards. He received his bachelor's degree in Construction Engineering and Management and master's degree in Finance.

    LEE A. WHATCOTT has served as Executive Vice President since 1999 and as Chief Financial Officer since 1995. He also serves as Senior Executive Vice President and Chief Financial Officer of the Bank and WFS. Mr. Whatcott joined the Bank in 1988 and was named Vice President and Controller in 1992, Senior Vice President in 1995, Executive Vice President in 1996 and Senior Executive Vice President in 1999. Prior to joining the Bank, he was employed by what is now known as Ernst & Young LLP, an international accounting firm. He is licensed as a Certified Public Accountant in the state of California and is a member of the American Institute of Certified Public Accountants.

    THOMAS WOLFE is Senior Vice President of Westcorp and is also President and Chief Operating Officer of WFS since March, 1999. Mr. Wolfe began his career with WFS as Executive Vice President and National Production Manager in April, 1998. Prior to joining WFS, he held the position of National Production Manager at Key Auto Finance, where he oversaw the production of the indirect auto finance business which included prime, sub-prime, leasing and commercial lending. Mr. Wolfe has been in the auto finance and consumer credit industry since 1982. He previously held positions with Citibank and General Motors Acceptance Corporation. He graduated from Oregon State University in 1981 with a degree in finance.


                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table discloses compensation received for the three fiscal years ended December 31, 2000, by Westcorp's Chairman of the Board and Chief Executive Officer, and the next four most highly compensated executive officers in 2000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------

                                                                                     LONG-TERM COMPENSATION
                                                                             ------------------------------------
                                                                             WESTCORP        WFS
                                              ANNUAL COMPENSATION (1)         STOCK         STOCK
                                          --------------------------------   OPTIONS       OPTIONS       AWARDS        ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR   SALARY    BONUS(2)    OTHER(3)    (SHARES)      (SHARES)     (SHARES)    COMPENSATION(4)
---------------------------         ----  --------  ----------  ---------- ------------  ------------  ----------   ---------------
Ernest S. Rady...................   2000  $300,000  $242,500           0      40,000             0         0           $77,408 (5)
  Chairman of the Board of          1999   275,000   250,000    $ 77,361      30,000             0         0            60,765
  Directors and Chief Executive     1998   420,000         0     209,135      48,419 (6)    21,198 (7)     0            21,999
  Officer

Joy Schaefer.....................   2000   344,160   242,500           0      30,000             0         0            57,754 (8)
  Chief Operating Officer and       1999   315,000   225,000      20,684      25,000             0         0            46,454
  Senior Executive Vice President   1998   315,000    75,000      70,616      21,145 (6)    16,958 (7)     0             9,117
  of the Bank; Chief Executive
  Officer and a Vice Chairman of
  the Board of WFS

Thomas Wolfe.....................   2000   295,020   225,000           0      25,000             0         0            32,592 (9)
  Executive Vice President of the   1999   256,727   195,000       4,256      20,000             0         0            36,207
  Bank; President and Chief         1998   136,410    88,772           0           0        15,467 (7)     0                 0
  Operating Officer of WFS

Lee A. Whatcott..................   2000   263,333   125,000           0      20,000             0         0            42,955 (10)
  Senior Executive Vice President   1999   225,000   115,000      28,135      12,000             0         0            38,515
  and Chief Financial Officer of    1998   200,000    56,100           0      14,772 (6)     5,870 (7)     0            10,165
  the Bank and WFS

Dawn Martin......................   2000   194,167    70,000           0      10,000             0         0            17,052 (11)
  Senior Vice President and         1999   161,833    55,000           0       5,000             0         0            17,370
  Chief Information Officer         1998   146,000    29,784           0           0             0         0               145

-------------------------------------------------------------------------------

(1) The compensation for Ernest Rady was paid by us. The compensation of Joy Schaefer, Thomas Wolfe, Lee Whatcott and Dawn Martin was paid by WFS. Compensation for officers that are officers of more than one company are allocated as part of a management agreement based upon time spent.

(2) 1998 and 1999 bonus restated for comparison using bonus earned in the year indicated and payable the following year.

(3) Includes the spread between market price and exercise price on Westcorp or WFS Financial options exercised.

(4) Includes above market preferential interest accrued on salary deferral by executive under deferred compensation plans, plus Company contributions to EDP IV in 1998 and 1999, and EDP V in 2000 (described below), 401(k) and ESOP. Westcorp funded $6,186,031 in ESOP contributions for 2000 and a $1,816,010 401(k) Salary Savings matching contribution for 2000 which benefits other associates in addition to those named in the Table. The Plan is described below.

(5) Includes $3,225 in accrued above-market earnings on deferred compensation and $74,183 employer contribution to 401(k)/ESOP Plan.

(6) Stock options for shares of Westcorp were awarded in 1998 pursuant to a stock repricing program and exercisable in the future.

(7) Stock options for shares of WFS were awarded in 1998 pursuant to a stock repricing program and exercisable in the future.

(8) Includes $37,926 in accrued above-market earnings on deferred compensation and $19,828 employer contribution to 401(k)/ESOP Plan.

(9) Includes $24,712 in accrued above-market earnings on deferred compensation and $7,880 employer contribution to 401(k)/ESOP Plan.

(10) Includes $22,456 in accrued above-market earnings on deferred compensation and $20,499 employer contribution to 401(k)/ESOP Plan.

(11) Includes $8,536 in accrued above-market earnings on deferred compensation and $8,516 employer contribution to 401(k)/ESOP Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

    The following table provides information on our option grants to the Named Executive Officers in fiscal 2000. There were no WFS option grants in fiscal 2000.

-------------------------------------------------------------------------------

                                                                                      POTENTIAL REALIZED
                                                                                        VALUE AT ASSUMED
                                         PERCENTAGE OF                                  ANNUAL RATES OF
                                         TOTAL OPTIONS     EXERCISE OR                STOCK APPRECIATION
                          WESTCORP        GRANTED TO       BASE PRICE                   FOR OPTION TERM
                           OPTIONS       ASSOCIATES IN     (PER SHARE)  EXPIRATION    --------------------
       NAME              GRANTED (1)      FISCAL 2000          ($)         DATE         5%($)       10%($)
----------------------------------------------------------------------------------------------------------
Ernest S. Rady......      40,000               11%            13.25      02/22/07      215,763     502,820

Joy Schaefer........      30,000                8%            13.25      02/22/07      161,822     377,115

Thomas Wolfe........      25,000                7%            13.25      02/22/07      134,852     314,263

Lee A. Whatcott.....      20,000                6%            13.25      02/22/07      107,882     251,410

Dawn Martin.........      10,000                3%            13.25      02/22/07       53,941     125,705

-------------------------------------------------------------------------------


(1) Options were each granted at the market price of the stock at the date of the grant.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

    The following table provides information on aggregated option exercises in the last fiscal year and fiscal year-end option values in 2000 for the Named Executive Officers.

-------------------------------------------------------------------------------

                                                                    NUMBER OF             VALUE OF
                                                                    UNEXERCISED          UNEXERCISED
                                                                   WESTCORP("W")        IN-THE-MONEY
                              NUMBER OF WESTCORP                     OPTIONS/           WESTCORP("W")
                              SHARES ACQUIRED ON                     WFS("WF")        OPTIONS/WFS("WF")
                                EXERCISE ("W")                       OPTIONS               OPTIONS
                                NUMBER OF WFS         VALUE       AT 12/31/00(#)       AT 12/31/00($)
                              SHARES ACQUIRED ON    REALIZED     EXERCISABLE("E")/    EXERCISABLE("E")/
NAME                           EXERCISE ("WF")       ($) (1)    UNEXERCISABLE("U")   UNEXERCISABLE("U")
-------------------------------------------------------------------------------------------------------
Ernest S. Rady.................        0 (W)             0 (W)    39,065 E (W)            93,231 E (W)
                                       0 (WF)            0 (WF)    79,354 U (W)          162,875 U (W)
                                                                   21,198 E (WF)         245,102 E (WF)
                                                                        0 U (WF)               0 U (WF)
Joy Schaefer...................        0 (W)             0 (W)     22,339 E (W)           53,176 E (W)
                                       0 (WF)            0 (WF)    53,806 U (W)          108,321 U (W)
                                                                   30,966 E (WF)         358,044 E (WF)
                                                                    4,670 U (WF)          53,997 U (WF)
Lee A. Whatcott................        0 (W)             0 (W)     15,918 E (W)           37,993 E (W)
                                       0 (WF)            0 (WF)    30,854 U (W)           60,420 U (W)
                                                                    4,402 E (WF)          50,898 E (WF)
                                                                    1,468 U (WF)          16,974 U (WF)
Thomas Wolfe...................        0 (W)             0 (W)      5,000 E (W)           11,650 E (W)
                                       0 (WF)            0 (WF)    40,000 U (W)          249,700 U (W)
                                                                    7,583 E (WF)          87,678 E (WF)
                                                                    7,884 U (WF)          91,159 U (WF)
Dawn Martin....................        0 (W)             0 (W)      3,500 E (W)            2,912 E (W)
                                       0 (WF)            0 (WF)    14,500 U (W)           23,470 U (W)
                                                                        0 E (WF)               0 E (WF)
                                                                        0 U (WF)               0 U (WF)

-------------------------------------------------------------------------------

(1) Value of exercise of options based on the closing price on the New York Stock Exchange of Westcorp Common Stock on December 31, 2000 ($15.00) and the closing price on Nasdaq National Market(R) of WFS Common Stock on December 31, 2000 ($18.50).

             LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

-------------------------------------------------------------------------------

                               Number of     Performance Or        Estimated Future Payouts Under Non-Stock
                             Shares, Units    Other Period                     Price Based Plans
          Name                 Or Other           Until
                              Rights (#)      Maturation Or
                                                 Payout           Threshold        Target           Maximum
                                                                  ($ Or #)        ($ Or #)          ($ Or #)
------------------------------------------------------------------------------------------------------------
 Ernest S. Rady

 Joy Schaefer                                      (1)              (2)             (3)              (3)

 Thomas Wolfe                                      (1)              (2)             (4)              (4)

 Lee A. Whatcott                                   (1)              (2)             (5)              (5)

 Dawn Martin                                       (1)              (2)             (6)              (6)

-------------------------------------------------------------------------------

(1) The Named Executive Officer entered into an incentive agreement with us during the year ended December 31, 2000 pursuant to which the executive officer will be entitled to receive the fixed incentive bonus specified in the officer's incentive agreement, provided that (a) our tangible net book value per common share as of December 31, 2004 equals or exceeds $28.08, as adjusted at the sole discretion of us, and (b) the executive officer remains continuously employed by us or our subsidiaries through April 30, 2005. Pursuant to the terms of the incentive agreement, a partial payment of the incentive bonus is to be made if the executive officer's employment is terminated by us for reasons other than for cause after April 30, 2003. No incentive bonus will be paid, in whole or in part, if employment is terminated for cause at any time prior to April 30, 2005 or if the executive officer resigns, retires, dies or becomes disabled for more than six months. A reduced incentive bonus will be paid if the executive officer accumulates approved medical leave(s) of absence totaling less than six months. In any event, no incentive bonus will be paid under the incentive agreement until April 30, 2005.

(2) The executive officer will receive no incentive bonus unless the conditions set forth in Note 1 are met. The minimum amount payable to the executive officer will be a pro rated amount based upon the number of months elapsed from January 1, 2000 to the date of termination, divided by 64, if we meet the tangible net book value per common share target and the executive officer is terminated other than for cause after April 30, 2003.

(3) Assuming the conditions set forth in Note 1 are met by us and the executive officer, the amount payable on April 30, 2005 will be $1.1 million.

(4) Assuming the conditions set forth in Note 1 are met by us and the executive officer, the amount payable on April 30, 2005 will be $1 million.

(5) Assuming the conditions set forth in Note 1 are met by us and the executive officer, the amount payable on April 30, 2005 will be $405,000.

(6) Assuming the conditions set forth in Note 1 are met by us and the executive officer, the amount payable on April 30, 2005 will be $300,000.


EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    Of the executive officers named in the Summary Compensation Table, only Ms. Schaefer and Mr. Whatcott are subject to written employment agreements. Ms. Schaefer's employment agreement is with WFS, while Mr. Whatcott's employment agreement is with both Westcorp and WFS. Both agreements were executed as of February 27, 1998 and are similar as to their terms and conditions. Each agreement establishes an initial base salary subject to annual review and provides to Ms. Schaefer and Mr. Whatcott the same basic benefits otherwise offered to those executive officers with whom no written employment agreement exists. Both employment agreements also provide that if, as a result of or following a change of control, Ms. Schaefer or Mr. Whatcott are terminated other than for cause or are required to relocate to another geographical area, they will be entitled to two years' compensation, based upon the average of their salary and bonus for the three calendar years preceding the triggering event. Both employment agreements may be terminated by the employer at any time for cause.

CERTAIN BENEFITS

EXECUTIVE DEFERRAL PLAN V

    Effective September 1, 2000, we established a new Executive Deferral Plan (EDP V) for a select group of management or highly compensated associates of ours and our subsidiaries as determined by the Board of Directors. The EDP V Plan is designed to allow participants to defer a portion of their compensation on a pre-tax basis, and earn tax-deferred interest on these deferrals. A participant in the EDP V Plan may elect to defer a portion of their compensation from a minimum of $2,000 a year to a maximum of 50% of their annual base salary and 100% of any bonus, commission, and incentive. The Plan also provides for an employer match, at the discretion of the Board of Directors. EDP V provides a Trust for the security and protection of participant account balances, except in the case of corporate bankruptcy. In addition, EDP V contains a "change of control" provision, whereby in the event of a termination of employment within 24 months after a change in control, the termination is treated as a retirement and retirement distribution elections will then govern the distribution.

    Effective August 31, 2000, the former Executive Deferral Plans I through IV were all terminated and no new deferrals were accepted after that date into those plans.

STOCK OPTION PLANS

    1991 STOCK OPTION PLAN. Our stock option plan was adopted by the Board of Directors in April, 1991, approved by our shareholders in May, 1991, and amended with the approval of our shareholders in May, 2000 (the "1991 Stock Option Plan"). Our associates and directors and associates and directors of our subsidiaries are eligible to participate under the 1991 Stock Option Plan. The 1991 Stock Option Plan is administered by our Compensation Committee and, in such capacity, the committee selects associates and directors to whom options are to be granted and the number of shares to be granted based on established criteria. No further options may be granted under the 1991 Stock Option Plan after April 15, 2001, its expiration date. At our May 3, 2001 Annual Meeting our shareholders will be asked to vote on and adopt a new ten year 2001 Stock Option Plan to replace the 1991 Stock Option Plan, as described in Proposal 3, above.

    Options granted under the 1991 Stock Option Plan may be either "incentive stock options" or "non-qualified options" within the meaning of the Internal Revenue Code ("the Code") . However, only non-qualified options may be granted to directors who are not also associates. The term of the options may not exceed 10 years from the date of grant. However, optionees who own, prior to a grant, directly or indirectly, 10.0% or more of our outstanding Common Stock, may not be granted "incentive stock options" with a term greater than 5 years. Options may be terminated earlier, however, in the event of the death or disability of the optionee or the optionee ceasing to perform services for Westcorp or its subsidiaries as provided in the 1991 Stock Option Plan. The options are also subject to all of the other terms and conditions of the written stock option agreement between the optionee and us. In 2000, a total of 362,500 options were granted.

    In the aggregate, 3,150,000 shares of our Common Stock may be the subject of options granted under the 1991 Stock Option Plan. However, the number of shares subject to options granted under that plan (and the exercise prices for the options) are subject to adjustment in the event of any change in our outstanding shares as a result of stock dividends, stock splits or conversions of shares. If any option expires or terminates without having been exercised in full, the unpurchased shares become available again for purposes of future incentive and non-qualified stock options to be granted under the 1991 Stock Option Plan prior to its expiration date.

    WFS STOCK OPTION PLAN. In 1996, WFS adopted the WFS 1996 Stock Option Plan ("WFS Plan"). In the aggregate, 550,000 shares of Common Stock were the subject of options which may be granted pursuant to the WFS Plan. In 1997, the WFS Plan was amended to increase the number of WFS shares subject to the plan to 1,100,000. Certain options granted under the WFS Plan are intended to qualify as "incentive stock options" within the meaning of the Code with other options to be "non-qualified" options. Options may be granted under the plan to associates and directors. Options may be granted under the WFS Plan to any WFS optionee who, in the opinion of the Compensation Committee, is or gives promise of becoming of exceptional importance to WFS because of experience and ability. The Compensation Committee has the discretion to determine the amounts and times of exercise of options. In 2000, there were no options granted under the WFS Plan.

WESTCORP EMPLOYEE STOCK OWNERSHIP AND SALARY SAVINGS PLAN

    WESTCORP EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). The ESOP is a stock savings plan designed for all eligible associates. The ESOP was designed to provide our associates and associates of our subsidiaries with stock ownership in Westcorp to assist in attracting and retaining qualified associates. Each year we may, in our discretion, make an ESOP contribution to the Plan. The contribution is designated specifically for each eligible associate and contributions are allocated to the associate's account based upon years of service and compensation. We funded $6,186,031 in ESOP contributions for 2000.

    WESTCORP SALARY SAVINGS PLAN (401K). The 401(k) Plan is a voluntary tax-deferred associate retirement savings plan in which our associates and associates of our subsidiaries may contribute between 1% and 14% of their pre-tax earnings, subject to annual limits. Under the 401(k) Plan, Westcorp will match 100% of the first $500 contributed to the 401(k) Plan and then 50% of the associate's contribution up to a maximum of 6% of their annual compensation. Contributions are invested according to the associate's fund choices, which include a variety of fund options and our stock. We funded a $1,816,010 401(k) Salary Savings matching contribution for 2000.


                      REPORT OF THE COMPENSATION COMMITTEE

    We apply a consistent philosophy to compensation for all associates, including senior management. This philosophy is based on the premise that our achievements result from the coordinated efforts of all individuals working toward common objectives. Each member of the Compensation Committee is a non-associate director. The members of our Compensation Committee are the same as the members of the Bank's Compensation Committee. Accordingly, the Compensation Committee generally sits and deliberates concurrently as the committee for the Bank and Westcorp and considers the performance of both companies and their subsidiaries as a whole in making its compensation determinations.

COMPENSATION PHILOSOPHY

    Under the supervision of the Compensation Committee of the Board of Directors, we have developed and implemented compensation policies, plans and programs which seek to enhance our profitability, and thus shareholder value, by aligning closely the financial interests of our senior managers with those of our shareholders. The Compensation Committee endorses the belief that stock ownership by management and the granting of stock options to senior executives and key associates furthers that goal and fosters decision-making by our key associates with our long-term safety and soundness in mind.

    The compensation plans and programs are structured to integrate pay with our annual and long-term performance goals. The plans and programs are designed to recognize initiative and achievement and to assist us in attracting and retaining qualified executives. In furtherance of these goals, annual base salaries are generally set at competitive levels so that we rely to a large degree on annual incentive compensation to attract and retain corporate officers and other key associates with outstanding abilities and to motivate them to perform to the full extent of their abilities. For the longer term, incentive stock options are awarded by us, the stock of which is publicly traded. Incentive compensation is variable and closely tied to corporate, business unit and individual performance in a manner that encourages a sharp and continuing focus on building profitability and shareholder value. As a result of the increased emphasis on tying executive compensation to corporate performance, in any particular year the total compensation of our executives may be more or less than the executives of the our competitors, depending upon our or the individual business unit's performance.

    In evaluating the performance and setting the incentive compensation of the Chief Executive Officer and other senior executives, the Compensation Committee takes into account their consistent commitment to our long-term success through conservative management of certain business units and aggressive management of other business units as dictated by existing and anticipated market conditions. Certainly the Compensation Committee expects and rewards recognition by the Chief Executive Officer and senior executives of both adverse and advantageous market conditions for each of Westcorp's major businesses.

    At the beginning of each year, performance goals to determine annual incentive compensation are established for each business unit and for each executive. Financial goals include overall profitability, loan volume growth, operating earnings, loan delinquency levels, return on equity, return on assets, Community Reinvestment Act results, cost controls and productivity. The most weight is given to profitability as it relates to established goals. Management goals were established at the beginning of 2000 for those executives and managers who do not manage production units with direct financial goals. These goals are tied to the strategic goals of the organization and its overall profitability.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    In determining the Chief Executive Officer's compensation for 2000, the Compensation Committee discussed and considered all of the factors discussed above. The Compensation Committee also considered the factors stated above in arriving at the award of 2000 bonus compensation for Mr. Ernest Rady as shown in the Summary Compensation table. The bonus compensation for 2000 reflects the achievement of management objectives, including improved financial performance, efficiencies and productivity.

    The Committee established 2001 management objectives for the CEO.

STOCK OPTION GRANTS

    We use stock options as long-term incentives and expect that we will continue to use this compensation alternative in the future. In 1991, we adopted, and the shareholders approved, the 1991 Stock Option Plan that made 3,150,000 shares of Common Stock available for such purposes. The 1991 Stock Option Plan expires April 15, 2001, and at our May 3, 2001 Annual Meeting shareholders will be asked to approve and adopt a new ten year 2001 Westcorp Stock Option Plan which will replace the 1991 Stock Option Plan. Our Compensation Committee grants incentive stock options to our associates and associates of our subsidiaries and views such grants less as compensation and more as an incentive mechanism.

OTHER COMPENSATION PLANS

    Other compensation benefits have from time to time been established for the benefit of our senior executives and other managers and officers and those of our subsidiaries, each of which are discussed in the above materials. The results of these compensation plans on the most highly compensated executives are reflected in the Compensation Table and in the Long Term Incentive Plans Table.

POLICY REGARDING COMPLIANCE WITH I.R.C. SEC. 162(m)

    Section 162(m) of the Internal Revenue Code, as enacted by the Omnibus Budget Reconciliation Act of 1993, provides in general that, beginning in 1994, compensation paid to certain Executives of publicly held corporations will not be deductible for federal income tax purposes to the extent it exceeds $1,000,000 per year unless certain conditions are met. It is the present policy of the Compensation Committee that individual compensation shall not exceed the deductibility requirements of Internal Revenue Code, Section 162(m) and Westcorp intends to take the necessary steps to comply, but also reserves the right to enter into incentive and other compensation arrangements that do not so comply when it determines that the benefits to us outweigh the cost of the possible loss of federal income tax deductions.

                                                  COMPENSATION COMMITTEE

                                                  Charles E. Scribner, Chairman
                                                  Judith M. Bardwick
                                                  Robert T. Barnum

                          REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

    The Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee held four meetings during fiscal year 2000.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of our independent auditors.

    The Committee developed the Audit Committee Charter outlining the responsibilities of the Committee as shown in Appendix A.

                                     AUDIT COMMITTEE

                                     Stanley E. Foster, Chairman
                                     Robert T. Barnum
                                     Charles E. Scribner

                          STOCK PRICE PERFORMANCE GRAPH

    Set forth below is a line graph depicting the yearly percentage change in the cumulative total shareholder return on our Common Stock against the cumulative total return of the S & P 500 Index and SIC Code 6035--Federal Savings Institutions Index for the period of five fiscal years commencing January 1, 1996, and ending December 31, 2000.

    The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Westcorp specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.


                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                                 AMONG WESTCORP,
                        S&P 500 INDEX AND SIC CODE INDEX











                               [PERFORMANCE GRAPH]









                     ASSUMES $100 INVESTED ON JAN. 01, 1996
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2000

            SECURITY OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

    The following table sets forth, as of December 31, 2000, certain security ownership information as to (a) the person who is beneficial owner of more than 5% of the outstanding shares of the Common Stock, (b) each Director and nominee,
(c) each of the Named Executive Officers and (d) all Officers and Directors of Westcorp as a group. Management knows of no person, other than the person set forth below, who owns more than 5% of the outstanding shares of Common Stock.

----------------------------------------------------------------------------
                                   SHARES OF COMMON
                                 STOCK OF WESTCORP
                                  BENEFICIALLY OWNED        PERCENT OF
NAME                             AS OF DECEMBER 31, 2000     CLASS(1)
----------------------------------------------------------------------------
Judith M. Bardwick                        3,623 (2)              --(3)
Robert T. Barnum                         19,017 (4)              --(3)
Stanley E. Foster                       188,949 (5)              --(3)
Dawn Martin                               7,959 (6)              --(3)
Ernest S. Rady                       21,689,341 (7)           67.9%
Howard C. Reese                          53,086 (8)              --(3)
Joy Schaefer                             46,318 (9)              --(3)
Charles E. Scribner                     148,575                  --(3)
Lee A. Whatcott                          40,503 (10)             --(3)
Thomas Wolfe                             16,497 (11)             --(3)

Directors and Officers as a          22,321,812               69.9%
 Group (19 persons)
----------------------------------------------------------------------------


(1) The percentages are calculated on the basis of the number of shares outstanding, plus the number of shares which such person or group has a present right to acquire pursuant to the exercise of stock options within 60 days of December 31, 2000. All shares are Common Stock.

(2) Consists of beneficial ownership of 3,623 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans.

(3)  Less than 5%.

(4) Includes beneficial ownership of 750 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans.

(5) Includes beneficial ownership of 4,123 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans.

(6) Consists of beneficial ownership of 6,000 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 2000.

(7) Includes beneficial ownership of 49,065 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 2000. Mr. Rady disclaims beneficial ownership of 43,857 shares owned by the DHM Trust #2.

(8) Consists of beneficial ownership of 1,103 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 2000.

(9) Includes beneficial ownership of 29,839 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 2000.

(10) Includes beneficial ownership of 20,918 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 2000.

(11) Includes beneficial ownership of 10,217 shares which may be acquired within 60 days of December 31, 2000, pursuant to stock options awarded under Stock Option Plans plus ESOP/401K shares as of December 31, 2000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by regulations of the Securities and Exchange commission to furnish us copies of all Section 16(a) forms they file.

    Based solely on our review of copies of such reports furnished to us or written representations that no other reports were required, we believe that, during the 2000 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except Richard Stephan, Senior Vice President, and American Assets filed late Form 4's on stock transactions during 2000.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             WHO ARE NOT MANAGEMENT

    As of March 20, 2001, except as noted in this item, no person or group other than Mr. Rady was known to us to have owned beneficially more than 5% of the outstanding shares of our Common Stock. On February 2, 2001, a Schedule 13G was filed on behalf of Dimensional Fund Advisors Inc. ("DFA") reflecting beneficial ownership of greater than 6% of our Common Stock for the year ended December 31, 2000. DFA advised us that the shares, as to which said Schedule 13G was filed, are owned by various investment advisory clients of DFA or its wholly-owned subsidiary which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with such clients.


                SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    Shareholders who wish to present proposals for action at the 2002 Annual Meeting should submit their proposals in writing and in conformance with the bylaws to our Secretary at the address set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary no fewer than 30 days, nor more than 60 days, prior to the date of the scheduled Annual Meeting for inclusion in next year's Proxy Statement and proxy card. The scheduled date of the Annual Meeting may be obtained from the Secretary after January 1, 2002.


                          ANNUAL REPORT TO SHAREHOLDERS

    Our Annual Report to Shareholders for the year ended December 31, 2000, including audited consolidated financial statements, has been mailed to the shareholders, but such report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.


                                  OTHER MATTERS

    Our Management does not know of any other matters which are to be presented for action at the Meeting. Should any other matters come before the Meeting, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgments.


                           ANNUAL REPORT ON FORM 10-K

    A copy of our Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), is included in the Annual Report; copies of the Annual Report on Form 10-K and other published reports are available for free to our shareholders by visiting our website at www.westcorpinc.com. An additional hard copy will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Guy Du Bose, Esq., Westcorp, 23 Pasteur, Irvine, California 92618. If Exhibit copies are requested, a copying charge of $.20 per page will be made

                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             Guy Du Bose
                                             Secretary

Irvine, California
March 30, 2001

    SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY

    This charter governs the operations of the Audit Committee. The Committee shall review and reassess the charter annually and obtain the approval of the Board of Directors. The Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the compliance programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

ORGANIZATION

     The Audit Committee shall be appointed by the Board of Directors and shall comprise of at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise. Members shall be appointed for a one year term of office. The chairman of the Committee shall be nominated by the Board from time to time. No member of the Committee may be removed except by the vote of a majority of the directors of the Company. The Board of Directors shall fill any vacancies occurring among the members of the Committee.

ATTENDANCE AT MEETINGS

     The Audit Committee may invite such other persons (e.g. the CEO, CFO, and Director of Audit Services) to its meetings, as it deems necessary. The internal and independent auditors shall be invited to make presentations to the Committee as appropriate. The Committee shall hold periodic meetings throughout the year. A quorum for any meeting shall be a majority of the members. Internal audit or the independent auditors may convene a meeting if they consider it necessary. The proceedings of all meetings will be minuted by the secretary of the Committee who will be the Company secretary, or such other person as nominated by the Board.

RESPONSIBILITIES AND PROCESSES

      The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

o In the event of the engagement by management or the Board of Directors of an independent accounting firm to provide non audit services when the same firm has been retained to provide audit services, the Committee shall determine whether such non audit services will, in the opinion of the Committee, adversely affect the independence of the firm in carrying out its audit assignments.

o The Committee shall review the qualification of internal audit personnel and concur in the appointment, replacement, reassignment or dismissal of the Director of Audit Services. The Committee shall determine the compensation for the firm performing the internal audit functions of the Company which shall report directly to the Committee. For administrative purposes, such firm shall report to the director of audit services who, in turn, reports to the Committee.

o The Committee shall discuss with internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation and ensure no unjustified restrictions or limitations are made. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and compliance programs. Further, the Committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations. The Committee shall ensure that significant findings and recommendations made by the internal auditors, external auditors and regulatory agencies are received and discussed on a timely basis and management responds to the recommendations.

o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

o The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

o The Committee chair shall regularly update the Board about Committee activities and make appropriate recommendations. Also, the chair shall ensure the Board is aware of internal control and regulatory compliance matters which may significantly impact the financial condition or affairs of the business.

REVOCABLE PROXY

                                    WESTCORP
                                   23 PASTEUR
                            IRVINE, CALIFORNIA 92618

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
              DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS
                           OF WESTCORP ON MAY 3, 2001.

    The undersigned appoints Ernest S. Rady (and in his absence or inability to serve, Joy Schaefer as alternate proxy) with the power to appoint his substitute, as proxy and hereby authorizes him and his alternate to represent and to vote all of the shares of Common Stock held of record by and standing in the name of the undersigned on March 6, 2001, at the Annual Meeting of Shareholders of WESTCORP, to be held May 3, 2001, or any adjournment thereof, in accordance with the instructions below and IN FAVOR OF ANY PROPOSAL AS TO WHICH NO INSTRUCTION IS INDICATED.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF WESTCORP AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

                          (Proxy continued on reverse)

-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                      Please mark your votes as
                                                      indicated in this example.
                                                      [X]

                                                                                  WITHHOLD          WITHHOLD
                                                                                  AUTHORITY         AUTHORITY
                                                                                 TO VOTE FOR     TO VOTE FOR ANY
                                                                                ALL NOMINEES       INDIVIDUAL
                                                                     FOR        LISTED BELOW         NOMINEE
1.   ELECTION OF DIRECTORS
     Nominees:    Robert T. Barnum,                                 [   ]          [   ]              [   ]
                  Howard C. Reese and
                  Charles E. Scribner to serve as
                  Class I Directors of Westcorp.

     WITHHOLD AUTHORITY to vote for any INDIVIDUAL nominee. Write name of such nominee below.

                                                                     FOR          AGAINST            ABSTAIN
2.   RATIFICATION OF THE APPOINTMENT OF ERNST &                     [   ]          [   ]              [   ]
     YOUNG LLP, AS THE INDEPENDENT PUBLIC ACCOUNTANTS
     OF WESTCORP FOR FISCAL YEAR 2001.

                                                                     FOR          AGAINST            ABSTAIN
3.   APPROVE THE ADOPTION OF THE 2001 STOCK OPTION PLAN.            [   ]          [   ]              [   ]

                                                                     FOR          AGAINST            ABSTAIN
4.   AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE            [   ]          [   ]              [   ]
     QUANTITY OF AUTHORIZED COMMON STOCK FROM 45,000,000
     SHARES TO 65,000,000 SHARES


5. OTHER BUSINESS. In accordance with the recommendation of Westcorp's Board of Directors, the Proxy is authorized to vote upon such other business as may properly come before the Meeting and any adjournments thereof.

I expect to attend the Meeting. [ ]

Number of Shares Owned:
                       --------------------------------------------------------

Signature:                       Signature:                       Date
           ---------------------           ---------------------      ----------

Please date this Proxy and sign your name exactly as it appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized Officer. If a partnership, please sign in partnership name by authorized person.

                              FOLD AND DETACH HERE
-------------------------------------------------------------------------------